Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations:
Mel Stephens
(248) 447-1624

Media:
Andrea Puchalsky
(248) 447-1651

Lear Reports First-Quarter 2008 Financial Results;
Full-Year 2008 Earnings Outlook Remains Unchanged

          SOUTHFIELD, Mich., April 29, 2008 -- Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating systems, electrical distribution systems and related electronic products today reported financial results for the first quarter of 2008 and confirmed its full-year 2008 earnings outlook.

First-Quarter Highlights:

•	Net sales in core businesses of $3.9 billion, up 2% vs. year ago

•	Core operating earnings of $187 million, up 10% vs. year ago

•	Established global operating structure for business units

•	Grew international sales and expanded low-cost footprint

•	Received numerous customer and industry awards

•	Full-year 2008 earnings outlook unchanged

          For the first quarter of 2008, Lear reported net sales of $3.9 billion and pretax income of $109.5 million, including restructuring costs of $23.6 million. This compares with net sales of $4.4 billion and pretax income of $82.3 million for the first quarter of 2007, including restructuring costs of $15.8 million and other special items totaling $10.7 million. Net income was $78.2 million, or $1.00 per share, for the first quarter of 2008. This compares with net income of $49.9 million, or $0.64 per share, for the first quarter of 2007.

          Income before interest, other expense, income taxes, restructuring costs and other special items (core operating earnings) was $186.5 million in the first quarter of 2008. This compares with core operating earnings of $170.2 million in the first quarter of 2007, excluding the divested Interior business. A reconciliation of core operating earnings to pretax income as determined by generally accepted accounting principles is provided in the supplemental data page.

          “Although we are facing significant challenges in North America, Lear’s underlying operating fundamentals remain strong,” said Bob Rossiter, Lear Chairman, Chief Executive Officer and President. “The Lear team remains very focused on delivering outstanding quality and customer service to our customers.

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At the same time, we are putting in place a global operating structure for our business units and taking aggressive actions to improve our longer-term competitiveness.”

          The decline in net sales for the quarter reflects the divestiture of the Interior business and lower industry production in North America, due in part to the impact of a strike at a major supplier, offset in part by favorable foreign exchange and new business.

          In the seating segment, net sales increased slightly driven by favorable foreign exchange and the benefit of new business, offset by lower industry production in North America. Operating margins improved slightly, reflecting favorable cost performance and increased savings from restructuring actions, as well as the timing of commercial settlements, largely offset by lower industry production in North America.

          In the electrical and electronic segment, net sales increased slightly driven by favorable foreign exchange, partially offset by lower industry production in North America. Operating margins improved, reflecting favorable operating performance, including savings from restructuring actions and the net impact of legal and commercial claims, partially offset by lower industry production in North America.

          In the first quarter of 2008, free cash flow was negative $31.4 million, compared with negative $32.1 million in the first quarter of 2007. (Net cash provided by operating activities was $125.8 million in the first quarter of 2008 as compared to net cash used in operating activities of $41.8 million in the first quarter of 2007. A reconciliation of free cash flow to net cash provided by (used in) operating activities is provided in the supplemental data page.)

          During the quarter, the Company implemented a global operating structure for its two business units, naming Lou Salvatore, President – Global Seating Systems, and Ray Scott, President – Global Electrical and Electronic Systems. This new structure is consistent with the global strategies of the Company’s major customers, allows Lear to take full advantage of its global scale, leverages Lear’s worldwide engineering and product development resources and enables Lear to access the lowest cost manufacturing and sourcing available.

          Additionally, Lear continued to grow its sales outside of North America and expand its low-cost footprint in Asia, including a new foam plant in Wuhu, China and a new seat trim facility in Hai Phong, Vietnam. The Company was also the recipient of numerous customer and industry awards. This recognition included “Supplier of the Year” from GM, three “World Excellence Awards” from Ford and awards from several other automakers, including BMW, Toyota, Volkswagen and Hyundai, as well as industry recognition for Lear’s ProTec PLus™ whiplash protection system and SoyFoam™ products.

Full-Year 2008 Outlook

          Lear expects 2008 net sales of approximately $15.5 billion, compared with prior guidance of $15.0 billion. The increase reflects the positive impact of foreign exchange, mainly the strong Euro, partially offset by lower industry production in North America. Lear’s 2008 earnings outlook remains unchanged, reflecting favorable operating performance and foreign exchange, offset by lower industry production in North America and increasing commodity costs.

          Lear anticipates 2008 income before interest, other expense, income taxes, restructuring costs and other special items (core operating earnings) of $660 to $700 million. Restructuring costs in 2008 are estimated to be about $100 million.

          Interest expense for 2008 is estimated between $185 and $195 million. Pretax income before restructuring costs and other special items is estimated in the range of $430 to $470 million. Tax expense is expected to be approximately $135 million, depending on the mix of earnings by country.

          Capital spending in 2008 is estimated in the range of $255 to $275 million. Depreciation and amortization expense is estimated at about $300 million. Free cash flow is expected to be solidly positive, at about $250 million, for the year.

          Key assumptions underlying Lear’s financial outlook include expectations for industry vehicle production of approximately 14.1 million units in North America compared with a prior forecast of 14.4 million units. In Europe, our forecast for industry production is 20.2 million units. Lear expects production for the Domestic Three to be down about 10% in North America, compared with a prior forecast of a 9% decline. In addition, we are assuming an exchange rate of $1.52/Euro, compared with a prior forecast of $1.45/Euro.

          Lear will webcast its first-quarter earnings conference call through the Investor Relations link at http://www.lear.com at 9:00 a.m. EDT on April 29, 2008. In addition, the conference call can be accessed by dialing 1-800-789-4751 (domestic) or 1-706-679-3323 (international). The audio replay will be available two hours following the call at 1-800-642-1687 (domestic) or 1-706-645-9291 (international) and will be available until May 14, 2008, with a Conference I.D. of 37038451.

Non-GAAP Financial Information

          In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, the Company has provided information regarding “income before interest, other expense, income taxes, restructuring costs and other special items, excluding the divested Interior business” (core operating earnings), “pretax income before restructuring costs and other special items” and “free cash flow”

(each, a non-GAAP financial measure). Other expense includes, among other things, non-income related taxes, foreign exchange gains and losses, discounts and expenses associated with the Company’s asset-backed securitization and factoring facilities, minority interests in consolidated subsidiaries, equity in net income of affiliates and gains and losses on the sale of assets. Free cash flow represents net cash provided by operating activities before the net change in sold accounts receivable, less capital expenditures. The Company believes it is appropriate to exclude the net change in sold accounts receivable in the calculation of free cash flow since the sale of receivables may be viewed as a substitute for borrowing activity.

          Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that core operating earnings and pretax income before restructuring costs and other special items are useful measures in assessing the Company’s financial performance by excluding certain items (including those items that are included in other expense) that are not indicative of the Company’s core operating earnings or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures are useful to both management and investors in their analysis of the Company’s results of operations and provide improved comparability between fiscal periods. Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses these non-GAAP financial measures for planning and forecasting in future periods.

          Core operating earnings, pretax income before restructuring costs and other special items and free cash flow should not be considered in isolation or as a substitute for pretax income, net income, cash provided by (used in) operating activities or other income statement or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or other discretionary uses. Also, these non-GAAP financial measures, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.

               For reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP, see the supplemental data page which, together with this press release, has been posted on the Company’s website through the Investor Relations link at http://www.lear.com. Given the inherent uncertainty regarding special items, other expense and the net change in sold accounts receivable in any future period, a reconciliation of forward-looking financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP is not feasible. The magnitude of these items, however, may be significant.

Forward-Looking Statements

          This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to, general economic conditions in the markets in which the Company operates, including changes in interest rates or currency exchange rates, the financial condition of the Company’s customers or suppliers, changes in the Company’s current vehicle production estimates, fluctuations in the production of vehicles for which the Company is a supplier, the loss of business with respect to, or the lack of commercial success of, a vehicle model for which the Company is a significant supplier, disruptions in the relationships with the Company’s suppliers, labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company, the outcome and duration of the American Axle strike, the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, the outcome of customer productivity negotiations, the impact and timing of program launch costs, the costs, timing and success of restructuring actions, increases in the Company’s warranty or product liability costs, risks associated with conducting business in foreign countries, competitive conditions impacting the Company’s key customers and suppliers, the cost and availability of raw materials and energy, the Company’s ability to mitigate any increases in raw material, energy and commodity costs, the outcome of legal or regulatory proceedings to which the Company is or may become a party, unanticipated changes in cash flow, including the Company’s ability to align its vendor payment terms with those of its customers and other risks described from time to time in the Company’s Securities and Exchange Commission filings. In particular, the Company’s financial outlook for 2008 is based on several factors, including the Company’s current vehicle production and raw material pricing assumptions. The Company’s actual financial results could differ materially as a result of significant changes in these factors.

          The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

          Lear Corporation is one of the world’s largest suppliers of automotive seating systems, electrical distribution systems and related electronic products. The Company’s world-class products are designed, engineered and manufactured by a diverse team of 91,000 employees at 215 facilities in 35 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the internet at http://www.lear.com.

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Lear Corporation and Subsidiaries
Consolidated Statements of Income

(Unaudited; in millions, except per share amounts)

	Three Months Ended

	March 29, 2008	March 31, 2007

Net sales	$3,857.6	$4,406.1

Cost of sales	3,561.5	4,095.2
Selling, general and administrative expenses	133.2	126.5
Divestiture of Interior business	—	25.6
Interest expense	47.4	51.5
Other expense, net	6.0	25.0

Income before income taxes	109.5	82.3
Income tax provision	31.3	32.4

Net income	$78.2	$49.9

Basic net income per share	$1.01	$0.65

Diluted net income per share	$1.00	$0.64

Weighted average number of shares outstanding
Basic	77.2	76.4

Diluted	78.4	78.0

Lear Corporation and Subsidiaries
Consolidated Balance Sheets

(In millions)

	March 29, 2008	December 31, 2007

	(Unaudited)	(Audited)
ASSETS
Current:
Cash and cash equivalents	$701.9	$601.3
Accounts receivable	2,380.1	2,147.6
Inventories	669.8	605.5
Other	382.1	363.6

	4,133.9	3,718.0

Long-Term:
PP&E, net	1,402.1	1,392.7
Goodwill, net	2,087.5	2,054.0
Other	660.1	635.7

	4,149.7	4,082.4

Total Assets	$8,283.6	$7,800.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current:
Short-term borrowings	$13.5	$13.9
Accounts payable and drafts	2,497.2	2,263.8
Accrued liabilities	1,311.4	1,230.1
Current portion of long-term debt	99.6	96.1

	3,921.7	3,603.9

Long-Term:
Long-term debt	2,345.5	2,344.6
Other	766.6	761.2

	3,112.1	3,105.8

Stockholders’ Equity	1,249.8	1,090.7

Total Liabilities and Stockholders’ Equity	$8,283.6	$7,800.4

Lear Corporation and Subsidiaries
Supplemental Data

(Unaudited; in millions, except content per vehicle and share data)

	Three Months Ended

	March 29, 2008	March 31, 2007

Net Sales
North America	$1,448.8	$2,225.8
Europe	1,930.2	1,766.7
Rest of World	478.6	413.6

Total	$3,857.6	$4,406.1

Net Sales - Core Businesses
North America	$1,448.8	$1,645.4
Europe	1,930.2	1,732.8
Rest of World	478.6	404.7

Total	$3,857.6	$3,782.9

Content Per Vehicle *
North America	$421	$584
North America - core businesses	$421	$432
Europe	$374	$336
Europe - core businesses	$374	$329

Free Cash Flow **
Net cash provided by (used in) operating activities	$125.8	$(41.8)
Net change in sold accounts receivable	(111.7)	38.9

Net cash provided by (used in) operating activities before net change in sold accounts receivable	14.1	(2.9)
Capital expenditures	(45.5)	(29.2)

Free cash flow	$(31.4)	$(32.1)

Depreciation and Amortization	$74.5	$74.5

Basic Shares Outstanding at end of quarter	77,303,615	76,658,409

Diluted Shares Outstanding at end of quarter ***	78,271,486	78,080,260

Core Operating Earnings **
Pretax income	$109.5	$82.3
Interest expense	47.4	51.5
Other expense, net	6.0	21.1	****
Restructuring costs and other special items -
Costs related to restructuring actions	23.6	15.8
Costs related to divestiture of Interior business	—	33.8
U.S. salaried pension plan curtailment gain	—	(36.4)
Costs related to merger transaction	—	9.4
Loss on joint venture transaction	—	3.9
Less: Interior business	—	(11.2)

Core Operating Earnings	$186.5	$170.2

*	Content Per Vehicle for 2007 has been updated to reflect actual production levels.

**	See “Non-GAAP Financial Information” included in this press release.

***

Calculated using stock price at end of quarter. Excludes certain shares related to outstanding convertible debt, as well as certain options, restricted stock units, performance units and stock appreciation rights, all of which were antidilutive.

****	Reported 2007 other expense, net of $25.0 million includes losses of $3.9 million related to restructuring costs and other special items detailed below.